UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 4, 2023

INNODATA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35774	13-3475943
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

55 Challenger Road	07660
Ridgefield Park, NJ	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (201) 371-8000

Not Applicable

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	INOD	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 4, 2023 (the “Closing Date”), Innodata Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as lender (the “Lender”), Innodata Synodex, LLC (“Synodex”), Innodata Docgenix, LLC (“Docgenix”), and Agility PR Solutions LLC (“Solutions” and together with the Company, Synodex, Docgenix, individually, a “Borrower” and collectively, the “Borrowers”).

The Credit Agreement provides for a secured revolving line of credit (the “Revolving Credit Facility”) up to an amount equal to the lesser of the borrowing base and $10.0 million (the “Maximum Credit”). The Revolving Credit Facility’s borrowing base is calculated in accordance with the terms of the Credit Agreement and on the basis of 85% of eligible accounts, 85% of eligible foreign accounts up to $2.0 million and certain other reserves and adjustments. As of the Closing Date, such borrowing base calculation equals approximately $3.3 million. The Revolving Credit Facility matures on April 4, 2026 (the “Maturity Date”). The Company is entering into the Revolving Credit Facility to have increased access to capital to support anticipated growth with new and existing customers. Increases in accounts receivables from these anticipated opportunities would increase the borrowing base calculation under the Revolving Credit Facility.

In connection with the Credit Agreement, the Borrowers entered into a (1) Security Agreement (the “Security Agreement”) with the Lender, pursuant to which the Borrowers granted to the Lender, a first priority security interest in all existing and future acquired assets owned by the Borrowers, other than Excluded Property (as defined in the Credit Agreement), and (2) Guaranty (the “Guaranty”) in favor of the Lender, pursuant to which each Borrower jointly and severally guaranteed the obligations arising under the Revolving Credit Facility.

Except as set forth in the Credit Agreement, borrowings under the Revolving Credit Facility bear interest at a rate equal to Daily Simple SOFR (as defined in the Credit Agreement) plus 2.25%. The Borrowers are required to make monthly interest payments on outstanding revolving loans under the Revolving Credit Facility, and repay the entire principal outstanding, along with any accrued and unpaid interest, on the Maturity Date.

The Credit Agreement contains a financial covenant that will require the Borrowers, on a consolidated basis, to maintain a fixed charge coverage ratio of not less than 1.10 to 1.00 by December 31, 2023. The Credit Agreement also contains certain customary affirmative and negative covenants, customary representations and warranties, customary indemnification obligations and customary events of default.

The fees on the Revolving Credit Facility include an unused line fee at a rate (on a per annum basis) equal to 0.25% of the unused portion of the Revolving Credit Facility, payable monthly in arrears, and a closing fee equal to 0.75% of the Maximum Credit, that was paid on the Closing Date.

The foregoing descriptions of the Credit Agreement, Security Agreement and Guaranty are qualified in their entirety by reference to such documents, copies of which are filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of April 4, 2023, by and among Innodata Inc., Innodata Synodex, LLC, Innodata Docgenix, LLC, and Agility PR Solutions LLC as borrowers, and Wells Fargo Bank, National Association, as lender.
10.2	Security Agreement, dated as of April 4, 2023, by and among Innodata Inc., Innodata Synodex, LLC, Innodata Docgenix, LLC, and Agility PR Solutions LLC as grantors, and Wells Fargo Bank, National Association, as secured party.
10.3	Guaranty, dated as of April 4, 2023, by and among Innodata Inc., Innodata Synodex, LLC, Innodata Docgenix, LLC, and Agility PR Solutions LLC as guarantors, and Wells Fargo Bank, National Association, as lender.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2023	INNODATA INC.

	By:	/s/ Marissa B. Espineli
	Name:	Marissa B. Espineli
	Title:	Interim Chief Financial Officer